Change in Independent Registered Public Accounting Firm

Effective March 6, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of City National Rochdale Funds (the “Trust”), a Delaware statutory trust registered as an open-end management investment company. Effective March 6, 2023, the Audit Committee of the Trust’s Board of Trustees approved Cohen & Company, Ltd. (“Cohen”) to replace BBD as the Trust’s independent registered public accounting firm as a result of Cohen’s acquisition of BBD’s investment management group.

The reports of BBD on the financial statements of the Trust as of and for the fiscal years ended September 30, 2021, and September 30, 2022, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended September 30, 2021, and September 30, 2022, and during the subsequent interim period through March 6, 2023: (i) there were no disagreements between the Trust and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Trust for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Trust requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements.

Effective March 6, 2023, the Audit Committee of the Trust’s Board of Trustees also recommended and approved the appointment of Cohen as the Trust’s independent registered public accounting firm for the fiscal year ended September 30, 2023.

During the fiscal years ended September 30, 2021, and September 30, 2022, and during the subsequent interim period through March 6, 2023, neither the Trust, nor anyone acting on its behalf, consulted with Cohen on behalf of the Trust regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Trust’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.